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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143884 on Form S-8 of our report dated March 14, 2007 (June 14, 2007 as it pertains to the stock split described in Note 1), relating to the consolidated financial statements as of December 31, 2006 and for the period from April 11, 2006 (inception) to December 31, 2006 and the financial statement schedule listed in the index to the financial statements of BioFuel Energy Corp. appearing in this Annual Report on Form 10-K of BioFuel Energy Corp for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 10, 2008

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  Exhibit 23.1